EXHIBIT 99.1

Lulus Announces Reverse Stock Split

Company Announces Forbearance Agreement Under Amended Credit Agreement

CHICO, Calif., June 26, 2025 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU), the attainable luxury brand for women, today announced that on June 11, 2025, the Company’s Board of Directors approved a 1-for-15 reverse stock split (the "Reverse Stock Split Ratio") of the Company’s common stock, par value $0.001 per share (the "Common Stock"), effective July 3, 2025 at 5:00 p.m., Eastern time (the “Reverse Stock Split”). The Reverse Stock Split will be effective for purposes of trading on the Nasdaq Capital Market as of the opening of business on July 7, 2025 under the Company’s existing trading symbol “LVLU”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 55003A 207.

The Reverse Stock Split is primarily intended to bring the Company into compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market.

As a result of the Reverse Stock Split, every fifteen shares of the Company’s issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the Reverse Stock Split Ratio, will be entitled to receive such number of shares of Common Stock rounded up to the nearest whole number. In any event, cash will not be paid for fractional shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to have the holder's fractional interest rounded up to the nearest whole number.

The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from approximately 41,492,767 shares to approximately 2,766,185 shares. The number of authorized shares of Common Stock under the Certificate of Incorporation will remain unchanged at 250,000,000 shares. For additional information, please refer to our Form 8-K filed today.

The Company also announced today that it entered into a Forbearance Agreement (the “Forbearance Agreement”) related to the Credit Agreement, as amended, with Bank of America as Administrative Agent, Swing Line Lender and an L/C Issuer (collectively, “Lenders”) on June 23, 2025, which will expire on the earliest date that one of the following events occurs: (a) any Event of Default other than an Event of Default constituting the Acknowledged Defaults; (b) the breach by the Borrower of any covenant or provision of the Forbearance Agreement; or (c) 11:59 p.m. (Eastern time) on August 15, 2025. The Forbearance Agreement provides the Company with additional time and flexibility to pursue alternative debt financing options.  As of the date of this press release, the Company has delivered two bona fide term sheets from reputable financial institutions that the Company believes have the financial capacity and wherewithal to consummate a Refinancing Transaction on or before the Maturity Date of August 15, 2025. Capitalized terms used above, which are undefined, have the meaning ascribed to them in the Forbearance Agreement or the Credit Agreement.

About Lulus

Headquartered in California and serving millions of customers worldwide, Lulus is an attainable luxury fashion brand for women, offering modern, unapologetically feminine designs at accessible prices for every occasion. Our aim is to make every woman feel confident and celebrated, supporting her for all of life’s occasions, big or small – from work desk to dream date, cozying up on the couch to the spotlight of her wedding day. Founded in 1996, Lulus delivers fresh styles to consumers daily, using direct consumer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world class personal stylists, bridal concierge, and customer care team share an unwavering commitment to elevating style and quality and bring exceptional customer service and personalized shopping to customers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the ability of the Company to comply with the terms of the Forbearance Agreement, the ability of the Company to consummate a Refinancing Transaction on or before the Maturity Date, the trading of the Common Stock on a split-adjusted basis and the impact of the Reverse Stock Split, including any adjustments from the treatment of fractional shares; and other statements that are not historical fact. These forward-looking statements are based on management’s current expectations. These and other important factors discussed under the caption “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended December 29, 2024, Part II, Item 1A, “Risk Factors” in Lulus’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2025 and its other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. The forward-looking statements in this press release are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. These forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

Contact
investors@lulus.com